UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2019

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4675 MacArthur Court, Suite 800 Newport Beach, CA	92660
(Address of Principal Executive Offices)	Zip Code

(949) 437-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	CLNE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 10, 2019, the board of directors (the “Board”) of Clean Energy Fuels Corp. (the “Company”), upon the recommendation of its nominating and corporate governance committee, appointed Ms. Lizabeth Ardisana as a new director of the Company. The Board has determined that Ms. Ardisana is an independent director within the meaning of applicable rules of the Nasdaq Stock Market.

Ms. Ardisana, 68, is the chief executive officer and the principal owner of the firm ASG Renaissance, LLC, which she founded in 1987. ASG Renaissance is a technical and communication services firm with more than 23 years of experience providing services to clients in the automotive, environmental, defense, construction, healthcare, banking, and education sectors. Ms. Ardisana and ASG Renaissance have, among other things, worked with Ford Motor Company and other vehicle manufacturers on their alternative fuel initiatives, including converting vehicles to natural gas.  Ms. Ardisana is also chief executive officer of Performance Driven Workforce, LLC, a scheduling and staffing firm that was founded in 2015 and has since expanded into five states. As a Hispanic and female business owner, Ms. Ardisana is an active business and civic leader in Michigan. Ms. Ardisana has held numerous leadership positions in a variety of non-profit organizations, including the United Way for Southeastern Michigan (where she currently serves as chair), Skillman Foundation, CS Mott Foundation, Kettering University, Metropolitan Affairs Coalition and Focus: Hope. She was appointed by the governor of Michigan to the executive board of the Michigan Economic Development Corporation, and serves on its finance committee. Ms. Ardisana is also vice chair of the Wayne State University Physicians Group where she serves on the audit committee. She holds a bachelor’s degree in Mathematics and Computer Science from the University of Texas, a master’s degree in Mechanical Engineering from the University of Michigan and a master’s degree in Business Administration from the University of Detroit. Ms. Ardisana has been a member of the board of directors of Huntington Bancshares Inc. since 2016, was a member of the board of directors of Citizens Republic Bancorp, Inc. from 2004 to 2013, and was a member of the board of directors of FirstMerit Corporation from 2013 to 2016.

Ms. Ardisana’s compensation for her services as a director will be consistent with that of the Company’s other non-employee directors, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on April 5, 2019. Generally, this compensation consists of annual cash compensation of $60,000 and equity awards of the types and in the amounts determined by the compensation committee of the Board on an annual basis and typically consisting of stock options, restricted stock units or a combination thereof. In addition, the Company has entered into an indemnification agreement with Ms. Ardisana in the same form as the indemnification agreements the Company has entered into with its other directors, which has been filed or incorporated by reference as Exhibit 10.4 to the Company’s 2018 Annual Report on Form 10-K filed with the SEC on March 12, 2019. In general, the indemnification agreement provides for, among other things, indemnification of Ms. Ardisana by the Company to the full extent authorized or permitted by law, subject to certain limited exceptions.

There are no arrangements or understandings between Ms. Ardisana and any other persons pursuant to which Ms. Ardisana was selected as a director of the Company, there are no family relationships between Ms. Ardisana and any of the Company’s other directors or executive officers, and Ms. Ardisana is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

Item 8.01                                           Other Events.

On December 10, 2019, the Company issued a press release announcing the appointment of Ms. Ardisana to its Board as described in Item 5.02 of this Current Report on Form 8-K. A copy of such press release is filed herewith as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description
99.1	Press Release, dated December 10, 2019, issued by Clean Energy Fuels Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2019	CLEAN ENERGY FUELS CORP.

	By:	/s/ Andrew J. Littlefair
Name: Andrew J. Littlefair
Title: President and Chief Executive Officer